EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: October 14, 2025

HYUNG SEOK CHO

By:	/s/ Hyung Seok Cho
Hyung Seok Cho

TED KIM

By:	/s/ Ted Kim
Ted Kim

JAEKEUN KIM

By:	/s/ Jaekeun Kim
Jaekeun Kim

PYEUNG HO CHOI

By:	/s/ Pyeung Ho Choi
Pyeung Ho Choi

YOUNG JAE LEE

By:	/s/ Young Jae Lee
Young Jae Lee